EXHIBIT 99.1

WEDNESDAY, September 17, 2025

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING OF SAVANNAH HOTEL

Williamsburg, Virginia – September 17, 2025 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has executed a $42.0 million secured loan with Citi Real Estate Funding Inc., collateralized by a first mortgage on the DeSoto Hotel in Savannah, Georgia. The interest-only loan, which has a principal balance of $42.0 million, matures on October 6, 2030, and carries a fixed interest rate of 7.13%. Proceeds from the loan were used to repay the existing first mortgage and for general corporate purposes.

“We are pleased to announce the successful refinancing of the historic DeSoto Savannah hotel,” commented Dave Folsom, Chief Executive Officer of the Company. “This refinancing represents the culmination of our repositioning strategy that began with our independent lifestyle conversion in 2017, which has created substantial value for the hotel and our shareholders.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Sotherly may also opportunistically acquire hotels throughout the United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, comprising 2,786 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

(757) 229-5648